Exhibit 10.1

Land Lease Agreement (Unofficial Translation)

Zhansheng Song, etc. from the third group of Shangquan Village (Here in after, Party B) need to rent the third group of Shangquan Village's (Here in after, Party A) 3.2 acres of land to establish a carton plant. After the Negotiation by both parties, the agreement was signed as follows:

1. Party A leases 3.2 acres of cultivated land to Party B with an annual rent of 300 yuan per acre. Party B shall make a lump-sum payment at the beginning of each year. Within the validity of the agreement, the rent shall not be changed.

2. The lease term is 20 years, from November 1, 1993 to Nov. 1, 2013. If Party B continues to operate after the expiration day, Party B can renew the lease. During the period of this agreement, no matter Party B operates or not, the rent still needs to be paid on time.

3. After the agreement expiration, if Party B is not in operation, the land needs be reclaimed by the Party B to ensure the original farmland appearance. The day the land returns back to the farmland is the day of termination of agreement. Otherwise, the agreement will continue, and Party B is responsible for all the losses.

4. When Party B recruit employees, they can recruit this group of villagers in priority under the equal conditions with others.

5. Party B shall ensure the trees and channels outside the wall in good condition. Damaged trees shall be compensated. Damaged channel shall be repaired on time.

6. For the farmer contracted responsibility field within Party B's plant site, Party B will be temporarily responsible to solve the problem with farmers by themselves. After November 1, 1993, Party A will be responsible for the adjustments. All the retained, apportioned charges, compensation order tasks in 1993, Party shall pay them as usual according to the requirements.

7. Party B is responsible to move their factory channels outside the Western Wall. Party B shall complete all the works before the end of March, 1993 to ensure that people can irrigation by then. If the channel’s rupture or leakage is caused by the quality problems, Party B shall be responsible to fix it on time.

This Agreement is in triplicate. Both parties and the notary office hold one.

Party A: the third group of Shangquan Village      Representative: /s/ Jianzhong Song (Signed and Stamped)

Party B: Jinqiu carton packing plant     Representative: /s/ Zhansheng Song, Yongxiang Jiang (Signed and Stamped)

Notarization:                                       Representative:

May, 3rd, 1993